Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No.2 to Form S-1 of our report dated March 31, 2010, relating to the financial statements and financial statement schedule of Telkonet, Inc. and Subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
New York, NY
May 27, 2010